Exhibit 3.1

AMENDMENT  NO. 4
TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
TWC HOLDING LLC

This Amendment No. 4 (this “Amendment”) to the Limited Liability Company Operating Agreement of TWC Holding LLC, a Delaware limited liability company (the “Company”), is entered into and shall be effective as of March 31, 2006, by and between The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”), and the Person listed as Relinquishing Class B Member on the signature page hereof (the “Relinquishing Class B Member”).

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement dated as of June 30, 2004 among Veritas and certain named employees of the Wornick Group, as amended by (i) Amendment No. 1 to the Limited Liability Company Operating Agreement, dated as of August 18, 2004, among Veritas and the Members named therein, (ii) Amendment No. 2 to the Limited Liability Company Operating Agreement, dated as of April 11, 2005, among Veritas and the Members named therein, and (iii) Amendment No. 3 to the Limited Liability Company Operating Agreement, dated as of November 11, 2005, among Veritas and the Members named therein (collectively, the “Operating Agreement”); and

WHEREAS, Veritas and the Relinquishing Class B Member desire to amend the Operating Agreement to reflect the elimination of the Class B Membership Interest of the Relinquishing Class B Member;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas and the Relinquishing Class B Member hereby agree to amend the Operating Agreement as follows:

1.   Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.

2.  Effective as of the date of this Amendment, the Relinquishing Class B Member hereby voluntary relinquishes his entire Class B Membership Interest for good and valuable consideration, the receipt of which is hereby acknowledged by the Relinquishing Member.

3.  This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or same counterpart.

IN WITNESS WHEREOF, each of Veritas and the Relinquishing Member has executed this Amendment as of the date first above written.

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert McKeon
Authorized Signatory

RELINQUISHING CLASS B MEMBER:

By:	/s/ Kevin Mooi
Kevin Mooi